UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 10, 2011
MedAssets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 North Point Center E, Suite 200,
Alpharetta, Georgia	30022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 678-323-2500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 4, 2011, MedAssets, Inc. (the “Company”) announced that Mr. L. Neil Hunn, the Company’s Executive Vice President and Chief Financial Officer, who has also been serving as President of Revenue Cycle Technology since January 2010, will assume this operational leadership position on a full-time basis effective April 1, 2011 following a three-month transition period of the CFO role. Mr. Hunn joined the Company in 2001 as Vice President, Corporate Development and served in such capacity until he was promoted to Senior Vice President in 2005. Later, Mr. Hunn served as President, MedAssets Net Revenue Systems until he assumed the role of Executive Vice President and CFO in June 2007. Mr. Hunn’s employment agreement with the Company dated as of August 21, 2007 will be amended to reflect his new position.
     Additionally, the Company announced that Mr. Charles O. Garner, age 40, the Company’s Senior Vice President, Corporate Development since June 2008, has been appointed by the Board of Directors of the Company (the “Board”) to serve as the Company’s Executive Vice President and Chief Financial Officer effective April 1, 2011. Mr. Garner will report directly to Mr. John A. Bardis, the Company’s Chairman, President and Chief Executive Officer and oversee the Company’s finance, investor relations, corporate development, and information technology operations. A copy of the press release, dated January 4, 2011, announcing these executive officer changes is attached as Exhibit 99.1 and is incorporated herein by reference.
     Mr. Garner joined the Company in September 2005 as Vice President, Business Development, reporting to Mr. Hunn, and served in such capacity until he was promoted to Senior Vice President in 2008. In his current role, Mr. Garner has been leading the Company’s strategic planning, mergers and acquisitions, business integrations and partnership activities. Mr. Garner has over 19 years of experience in various industries, including having previously worked for Coca-Cola Enterprises as a strategic planning manager from 2003 to 2005 and Bain & Company as a management consultant from 1998 to 2002. Mr. Garner earned a Masters of Business Administration degree from the Kenan-Flagler Business School at The University of North Carolina at Chapel Hill. He graduated summa cum laude with a Bachelor of Business Administration degree in Management Information Systems from Loyola College in Maryland, and has also earned the Chartered Financial Analyst (CFA) designation.
     In connection with his appointment, Mr. Garner has entered into a new employment agreement (the “Garner Agreement”) with the Company, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The description of the Garner Agreement contained herein is qualified in its entirety by reference to the Garner Agreement. The Garner Agreement contains an initial two-year term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the Garner Agreement at least 12 months prior to the expiration of the then-current term. The Garner Agreement provides for an annual base salary of not less than $350,000, subject to increase as may be approved by the Chief Executive Officer or the Compensation, Governance and Nominating Committee of the Board. Mr. Garner is eligible to participate in an annual cash incentive plan established by the Board in respect of each fiscal year during the employment term, with an annual target cash incentive of 40% of base salary. In the event Mr. Garner is terminated without “cause” or resigns for “good reason” (as each is defined in the Garner Agreement), he will be entitled to the following: (i) a severance multiplier, multiplied by the sum of his base salary plus target annual bonus, (ii) an additional cash amount equal to $400 per week over the severance term, and (iii) if such termination occurs within the 2 years following a “change in control” (as defined in the Garner Agreement), full vesting of outstanding equity awards held by him. If such termination occurs during the 2 years following a change in control, the severance multiplier will be 2. In all other events, it will be 1. Furthermore, if the Company elects not to extend the term of the Garner Agreement during the 2 years following a change in control, such non-extension will be deemed a termination without cause for purposes of the Garner Agreement. The Garner Agreement provides that to the extent necessary, the Company is obligated to make tax “gross up” payments to address excise taxes that may be imposed upon Mr. Garner under applicable tax laws in connection with a change in control of the Company. In addition, the Garner Agreement contains standard confidentiality provisions and subjects Mr. Garner to non-competition and non-solicitation obligations during the term of employment and for 24 months following termination of employment for any reason.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated as of January 7, 2011, between MedAssets Services, LLC. and Charles Garner.

99.1	Press Release of MedAssets, Inc., dated January 4, 2011, announcing the executive officer changes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.
January 10, 2011	By:	/s/ L. Neil Hunn
		Name:	L. Neil Hunn
		Title:	Executive Vice President, Chief Financial Officer and President of Revenue Cycle Technology

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 7, 2011, between MedAssets Services, LLC. and Charles Garner.

99.1	Press Release of MedAssets, Inc., dated January 4, 2011, announcing the executive officer changes.